Exhibit 99.7

BEAR CREEK MINING CORPORATION

(Formerly EVEolution Ventures Inc.)

STOCK OPTION PLAN

Dated ● , 2002

(Approved by Shareholders on November 14, 2002)

BEAR CREEK MINING CORPORATION
(formerly EVEolution Ventures Inc.)

STOCK OPTION PLAN

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

As used herein, unless anything in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“Administrator” means, initially, the secretary of the Company and thereafter shall mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

(b)	“affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

(c)	“associate” has the meaning ascribed thereto in the Securities Act (British Columbia);

(d)	“Award Date” means the date on which the Board grants and announces a particular Option;

(e)	“Board” means the board of directors of the Company;

(f)	“Change of Control” means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company;

(g)	“Company” means Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.);

(h)	“Consultant” means an individual (or a company wholly-owned by individuals) who provides ongoing bona fide consulting services to the Company or an affiliate of the Company under a written contract, possesses technical, business or management expertise of value to the Company or an affiliate of the Company, spends a significant amount of time and attention on the business and affairs of the Company or an affiliate of the Company and has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company; provided, however, that such consultants do not render services in connection with the offer and sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities;

(i)	“Director” means any individual holding the office of director of the Company or an affiliate of the Company;

(j)	"Disability” means a disability, whether temporary or permanent, partial or total, within the meaning of Section 3.4(a), as determined by the Board;

(k)	"Employee” means an individual regularly employed on a full-time or part-time basis by the Company or an affiliate of the Company or an individual who, on a regular basis and for a minimum amount of time per week, performs services for the Company or an affiliate of the Company normally provided by an employee, and for the purpose of the Plan includes a Management Company Employee;

(l)	"Exchange” means the TSX Venture Exchange or, if the Shares are no longer listed for trading on the TSX Venture Exchange, such other exchange or quotation system on which the Shares are listed or quoted for trading;

(m)	"Exercise Notice” means the notice respecting the exercise of an Option in the form set out as Schedule “B” hereto, duly executed by the Option Holder;

(n)	"Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date, subject to the provisions of the Plan relating to vesting of Options;

(o)	"Exercise Price” means the price at which an Option may be exercised as determined in accordance with paragraph 3.5;

(p)	"Expiry Date” means the date determined in accordance with paragraph 3.3 and after which a particular Option cannot be exercised;

(q)	"Insider” has meaning ascribed thereto in the Securities Act (British Columbia);

(r)	"Management Company Employee” means an individual employed by a person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person involved in investor relations activities;

(s)	"Officer” means any individual holding the position of officer of the Company or an affiliate of the Company;

(t)	"Option” means an option to acquire Shares, awarded to a Director, Officer or Employee or Consultant pursuant to the Plan;

(u)	"Option Certificate” means the certificate, substantially in the form set out as Schedule “A” hereto, evidencing an Option;

(v)	"Option Holder” means a Director, Officer, Employee or Consultant, or a former Director, Officer, Employee or Consultant, who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person;

(w)	"Plan” means this Bear Creek Mining Corporation stock option plan;

(x)	"Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder; and

(y)	"Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital of the Company.

1.2 Choice of Law

The Plan is established under and the provisions of the Plan shall be interpreted and construed in accordance with the laws of the Province of British Columbia.

1.3 Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2
PURPOSE AND PARTICIPATION

2.1 Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Officers, Employees and Consultants, to reward such of those Directors, Officers, Employees and Consultants as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Directors, Officers, Employees and Consultants to acquire Shares as long term investments.

2.2 Participation

The Board shall, from time to time, in its sole discretion determine those Directors, Officers, Employees and Consultants, if any, to whom Options are to be awarded. If the Board elects to award an Option to a Director, the Board shall, in its sole discretion but subject to paragraph 3.2, determine the number of Shares to be acquired on the exercise of such Option. If the Board elects to award an Option to an Officer, Employee or Consultant, the number of Shares to be acquired on the exercise of such Option shall be determined by the Board in its sole discretion, and in so doing the Board may take into account the following criteria:

(a)	the remuneration paid to the Officer, Employee or Consultant as at the Award Date in relation to the total remuneration payable by the Company to all of its Officers, Employees and Consultants as at the Award Date;

(b)	the length of time that the Officer, Employee or Consultant has been employed or engaged by the Company; and

(c)	the quality of work performed by the Officer, Employee or Consultant.

2.3 Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

2.4 Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of the Plan. A copy of the Company’s annual financial statements shall also be provided annually to the Option Holder. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

2.5 Limitation

The Plan does not give any Option Holder that is a Director the right to serve or continue to serve as a Director of the Company nor does it give any Option Holder that is an Officer, Employee or Consultant the right to be or to continue to be employed or engaged by the Company.

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

3.1 Board to Allot Shares

The Shares to be issued to Option Holders upon the exercise of Options shall be allotted and authorized for issuance by the Board prior to the exercise thereof.

3.2 Number of Shares

The maximum number of Shares issuable under the Plan shall not exceed 4,560,000 Shares of the Company.

For so long as the Company is designated a Tier 2 issuer by the Exchange, the Company shall not grant Options to acquire more than five percent (5%) of the issued and outstanding Shares to any one Director, Officer Employee or Consultant or in aggregate more than two percent (2%) of the issued and outstanding Shares to all Consultants or other persons employed by the Company who perform investor relation activities.

Subject to the receipt of Disinterested Shareholder Approval (as such term is defined in the policies of the Exchange) the Company may grant to Insiders, in any 12-month period, Options to acquire greater than 10% of the issued and outstanding Shares, to the maximum number of Shares issuable under the Plan.

If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of which Option expired or terminated shall again be available for the purposes of the Plan.

3.3 Term of Option

Subject to paragraph 3.4, the Expiry Date of an Option shall be the date so fixed by the Board at the time the particular Option is awarded, provided that such date shall not be later than the fifth anniversary of the Award Date of the Option.

3.4 Termination of Option

An Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period provided that, with respect to the exercise of part of an Option, the Board may at any time and from time to time fix a minimum or maximum number of Shares in respect of which an Option Holder may exercise part of any Option held by such Option Holder. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia, on the Expiry Date. The Expiry Date of an Option shall be the earlier of the date so fixed by the Board at the time the Option is awarded and the date established, if applicable, in sub-paragraphs (a) to (c) below:

(a)	Death or Disability

In the event that the Option Holder should die or become subject to a Disability while he or she is still a Director, Officer, Employee or Consultant, the Expiry Date shall be twelve (12) months from the date of death or Disability of the Option Holder; or

(b)	Ceasing to hold Office

In the event that the Option Holder holds his or her Option as Director or Officer of the Company and such Option Holder ceases to be a Director or Officer of the Company other than by reason of death or Disability, the Expiry Date of the Option shall be the 90th day following the date the Option Holder ceases to be a Director or Officer of the Company unless the Option Holder ceases to be a Director or Officer of the Company but continues to be engaged by the Company as either a Director, Officer, Employee or Consultant, in which case the Expiry Date shall remain unchanged, or unless the Option Holder ceases to be a Director (or Officer with respect to item (iii)) of the Company as a result of:

(i)	ceasing to meet the qualifications to act as a Director set forth in section 107(1) of the Business Corporations Act (Yukon), as amended, or such other qualifications required by the corporate laws in any other jurisdiction under which the Corporation is continued or amalgamated; or

(ii)	an ordinary resolution having been passed by the members of the Corporation removing the Director pursuant to subsection 110(1) of the Business Corporations Act (Yukon), as amended, or such other resolution as required by the corporate laws in any other jurisdiction under which the Corporation is continued or amalgamated; or

(iii)	an order of the British Columbia Securities Commission, the Alberta Securities Commission, the Exchange or any other regulatory body having jurisdiction to so order, or

(c)	Ceasing to be an Employee or Consultant

In the event that the Option Holder holds his or her Option as an Employee or Consultant of the Company and such Option Holder ceases to be an Employee or Consultant of the Company other than by reason of death or Disability, the Expiry Date of the Option shall be the 90th day following the date the Option Holder ceases to be an Employee or Consultant of the Company unless the Option Holder ceases to be an Employee or Consultant of the Company as a result of:

(i)	termination for cause or, in the case of a Consultant, breach of contract; or

(ii)	by order of the British Columbia Securities Commission, the Alberta Securities Commission, the Exchange or any other regulatory body having jurisdiction to so order, in which case the Expiry Date shall be the date the Option Holder ceases to be an Employee or Consultant of the Company.

3.5 Exercise Price

The Exercise Price shall be that price per share, as determined by the Board in its sole discretion and announced as of the Award Date, at which an Option Holder may purchase a Share upon the exercise of an Option, and shall not be less than the closing price of the Company’s Shares traded through the facilities of the Exchange (or, if the Shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the Shares are listed or quoted for trading) on the day preceding the Award Date, less any discount permitted by the Exchange (not to exceed a discount of 15% to US residents), or such other price as may be required by the Exchange. The Exercise Price of any options granted to an Option Holder who owns shares representing more than 10% of the total combined voting power of all classes of stock of the Company must be at an Exercise Price that is 110% of the fair market value of the shares on the day preceding the Award Date.

3.6 Assignment of Options

Options may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by paragraph 4.1, exercise the Option within the Exercise Period.

3.7 Adjustments

If prior to the complete exercise of any Option there occurs with respect to the Shares a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, consolidation, subdivision, conversion, exchange or substitution (collectively the “Event”), an Option, to the extent that it has not been exercised, shall be adjusted by the Board in accordance with such Event in the manner the Board deems appropriate. No fractional Shares shall be issued upon the exercise of any Option and accordingly, if as a result of the Event, an Option Holder would become entitled to a fractional Share, such Option Holder shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Additionally, no lots of Shares in an amount less than 500 Shares shall be issued upon the exercise of the Option unless such amount of Shares represents the balance left to be exercised under the Option.

3.8 Vesting

All Options granted pursuant to the Plan will be subject to such vesting requirements as may be prescribed by the Exchange, if applicable, or as may be imposed by the Board. For so long as the Company is classified as a Tier 2 company or equivalent designation on the Exchange, all Options granted pursuant to the Plan must contain conditions relating to the vesting of the right to exercise an Option granted to any Option Holder, which will provide that the right to purchase Shares under the Option may only be exercised in accordance with the vesting schedule imposed on an Option by the Board on the Award Date which vesting schedule will be one of the following to be imposed at the discretion of the Board:

Vesting Schedule 1:

Number of Shares	Date After Which the Shares may be Purchased

25%	On the Award Date

25%	Six Months Following the Award Date

25%	Twelve Months Following the Award Date

25%	Eighteen Months Following the Award Date

Vesting Schedule 2:

Number of Shares	Date After Which the Shares may be Purchased

25%	Six Months Following the Award Date

25%	Twelve Months Following the Award Date

25%	Eighteen Months Following the Award Date

25%	Twenty-Four Months Following the Award Date

Vesting Schedule 3:

Number of Shares	Date After Which the Shares may be Purchased

10%	Six Months Following the Award Date

15%	Twelve Months Following the Award Date

15%	Eighteen Months Following the Award Date

15%	Twenty-Four Months Following the Award Date

15%	Thirty Months Following the Award Date

15%	Thirty-Six Months Following the Award Date

15%	Forty-Two Months Following the Award Date

Vesting Schedule 4:

Number of Shares	Date After Which the Shares may be Purchased

12.5%	Six Months Following the Award Date

37.5%	Twelve Months Following the Award Date

25%	Eighteen Months Following the Award Date

25%	Twenty-Four Months Following the Award Date

3.9 Effect of a Take-Over Bid

If a bona fide offer (an “Offer”) for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Option Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of clause (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become Vested pursuant to paragraph 4.3 shall be reinstated. If any Option Shares are returned to the Company under this paragraph 4.5, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

3.10 Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer.

3.11 Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the Optionee.

3.12 Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subsection 2.21(c), the Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

3.13 Shares Not Acquired

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired may be made the subject of a further Option pursuant to the provisions of the Plan.

ARTICLE 4
EXERCISE OF OPTION

4.1 Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of any Option Holder. An Option Holder or the Personal Representative of any Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option.

4.2 Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares purchased pursuant to the exercise of the Option. If the number of Shares purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the aforesaid share certificate for the balance of Shares available under the Option.

4.3 Condition of Issue

The issue of Shares by the Company pursuant to the exercise of an Option is subject to this Plan and compliance with the laws, rules and regulations of all regulatory bodies applicable to the issuance and distribution of such Shares and to the listing requirements of any stock exchange or exchanges on which the Shares may be listed. The Option Holder agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company any information, report and/or undertakings required to comply with and to fully co-operate with the Company in complying with such laws, rules and regulations.

ARTICLE 5
ADMINISTRATION

5.1 Administration

The Plan shall be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Board may delegate to the Administrator or any Director, officer or employee of the Company such administrative duties and powers as it may see fit.

5.2 Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

5.3 Securities Compliance

An option shall not be effective unless such Option is in compliance with all applicable securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such Shares under any law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to or to effect compliance with the registration, qualification or listing requirements of any securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1 Prospective Amendment

Subject to applicable regulatory and, if required by any relevant law, rule or regulation applicable to the Plan, to shareholder approval, the Board may from time to time amend the Plan and the terms and conditions of any Option thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any relevant law, rule or regulation applicable to the Plan, any Option or the Shares or for any other purpose which may be permitted by all relevant laws, rules and regulations provided always that any such amendment shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to such amendment.

6.2 Retrospective Amendment

Subject to applicable regulatory and, if required by any relevant law, rule or regulation applicable to the Plan, to shareholder approval, the Board may from time to time retrospectively amend the Plan and, with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options which have been previously granted. For greater certainty, the policies of the Exchange currently require that disinterested shareholder approval be obtained for any reduction in the Exercise Price of any Option held by an insider of the Company.

6.3 Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination. Notwithstanding the foregoing the Plan shall terminated 10 years from the date the Plan is approved by the Company’s Shareholders. Notwithstanding the termination of the Plan, the Company’s Options awarded under the Plan, Option Holders and Shares issuable under Options awarded under the Plan shall continue to be governed by the provisions of the Plan.

6.4 Agreement

The Company and every person to whom an Option is awarded hereunder shall be bound by and subject to the terms and conditions of the Plan.

ARTICLE 7
APPROVALS REQUIRED FOR PLAN

7.1 Approvals Required for Plan

Prior to its implementation by the Company, the Plan is subject to approval by the Exchange. Options granted under the Plan shall be conditioned upon shareholder approval of the Plan within one year of adoption by the Board.

7.2 Substantive Amendments to Plan

Any substantive amendments to the Plan shall be subject to the Company first obtaining the approvals of:

(a)	the shareholders of the Company at a general meeting, including the approval of disinterested shareholders where required by the rules and policies of any stock exchange on which the Shares may be listed for trading; and

(b)	any stock exchange on which the Shares may be listed for trading.

SCHEDULE “A”

STOCK OPTION PLAN OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.) (the “Company”) Stock Option Plan (the “Plan”) and evidences that                                 (the “Holder”) is the holder of an option (the “Option”) to purchase up to            common shares (the “Shares”) in the capital stock of the Company at a purchase price of $          per Share. Subject to the provisions of the Plan:

(a)	the Award Date of this Option is ; and

(b)	the Expiry Date of this Option is .

The right to purchase Shares under the Option will vest in the Holder in increments over the term of the Option as follows:

Date	Cumulative Number of Shares which may be Purchased

This Option may be exercised in accordance with its terms at any time and from time to time from and including the Award Date through to and including up to 5:00 local time in Vancouver, British Columbia on the Expiry Date, by delivery to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to “Bear Creek Mining Corporation.” in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which the Option is being exercised.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

The foregoing Option has been awarded this       day of         , 20    .

Without prior written consent of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate and the shares issuable upon the exercise thereof my not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until                                 .

BEAR CREEK MINING CORPORATION (formerly EVEolution Ventures Inc.)

Per:

SCHEDULE “B”

EXERCISE NOTICE

TO:	The Administrator, Stock Option Plan Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.)

1.     Exercise of Option

The undersigned hereby irrevocably gives notice, pursuant to the Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.) (the “Company”) Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	of the Shares which are the subject of the option certificate attached hereto.

         Calculation of total Exercise Price:

(a) number of Shares to be acquired on exercise:		shares

(b) times the Exercise Price per Share:	$

Total Exercise Price, as enclosed herewith:	$

The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $     , payable to “Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.)” in an amount equal to the total Exercise Price of the Shares, as calculated above, and directs the Company to issue the share certificate evidencing the Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the        day of          , 20    .

Witness Signature of Option Holder	Signature of Option Holder

Name of Witness (Print)	Name of Option Holder (Print)